                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement              Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             EQUITY MARKETING, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             EQUITY MARKETING, INC.

                                  June 7, 1996

Dear Stockholder:

     We cordially invite you to attend our 1996 Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, July 16, 1996 at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212. Enclosed are the Notice of Annual Meeting, Proxy Statement and a Proxy Card relating to the Annual Meeting which we urge you to read carefully. Also enclosed is the Company's 1995 Annual Report to Stockholders. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed Proxy Card and return it as promptly as possible to ensure that your shares will be voted. Because mail delays occur frequently, it is important that the enclosed Proxy Card be returned well in advance of the meeting.

                                           ON BEHALF OF YOUR BOARD
                                           OF DIRECTORS

                                           /s/ Stephen P. Robeck
                                           -------------------------------
                                           STEPHEN P. ROBECK
                                           Chairman and Co-Chief Executive
                                           Officer

                                           /s/ Donald A. Kurz
                                           --------------------------------
                                           DONALD A. KURZ
                                           President and Co-Chief Executive
                                           Officer

                             EQUITY MARKETING, INC.
             131 SOUTH RODEO DRIVE, BEVERLY HILLS, CALIFORNIA 90212

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 16, 1996

TO THE STOCKHOLDERS OF
EQUITY MARKETING, INC.

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Equity Marketing, Inc., a Delaware corporation (the "Company"), will be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212, on Tuesday, July 16, 1996, beginning at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

     1. To elect five members of the Board of Directors, each to hold office until the 1997 Annual Meeting and until his successor is elected and qualified;

     2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditor;

     3. To approve an amendment to the Equity Marketing, Inc. Stock Option Plan to permit additional grants and issuances thereunder;

     4. To approve an amendment to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan to permit additional grants and issuances thereunder;

     5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed June 5, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for ten (10) days prior to the Annual Meeting.

     We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

     STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Merrill M. Kraines
                                          ----------------------------------
                                          MERRILL M. KRAINES
                                          Secretary

Beverly Hills, California
June 5, 1996

                             EQUITY MARKETING, INC.
                             131 SOUTH RODEO DRIVE
                        BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 887-4300

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 16, 1996

                                  INTRODUCTION

     This proxy statement is furnished to the stockholders by the Board of Directors of Equity Marketing, Inc., a Delaware corporation (the "Company"), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212, on Tuesday, July 16, 1996, at 10:00 a.m., local time, and at any and all adjournments thereof.

     The expense of this solicitation of proxies will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 1995, accompanies but does not constitute part of this proxy statement.

     The purpose of the meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting. As of the date of this proxy statement, the Board of Directors knows of no other business which will be presented for consideration at the meeting. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by submitting a duly executed proxy bearing a later date or by delivering to the Secretary of the Company a written notice of revocation prior to the Annual Meeting. No proxy will be used if the stockholder is personally present at the meeting and informs the Company that such stockholder wishes to vote the shares in person. Subject to such revocation, all shares represented by a properly executed proxy received prior to or at the meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted "FOR" the election of the nominees for director set forth herein, "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 1996, "FOR" the approval of an amendment to the Equity Marketing, Inc. Stock Option Plan and "FOR" the approval of an amendment to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan. If any other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting under said proxies.

     It is anticipated that the mailing to stockholders of this proxy statement and the enclosed proxy will commence on or about June 11, 1996.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only stockholders of record at the close of business on June 5, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting of stockholders and any adjournments thereof. At that date there were 5,588,512 outstanding shares of common stock, par value $.001 per share, of the Company ("Common

Stock"), excluding shares held by the Company as treasury stock. There was no beneficial owner (as defined under the rules of the Securities and Exchange Commission) of more than 5% of the Common Stock known to the Company at June 5, 1996, other than as set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" below.

     The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of the broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item. The affirmative vote of a majority of all shares represented and voting at the meeting is required for approval of Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4.

     As of the Record Date, Stephen P. Robeck and Donald A. Kurz, who are both executive officers and directors of the Company, possessed the power to vote approximately 57% of the outstanding Common Stock. Accordingly, the affirmative vote of Messrs. Robeck and Kurz alone is sufficient to adopt Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4. The Company has been advised that Messrs. Robeck and Kurz intend to vote all of the shares beneficially owned by them "FOR" the proposals.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the shares of Common Stock owned as of June 5, 1996 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table herein; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, (i) the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable; and (ii) the business address of each such person is c/o Equity Marketing, Inc., 131 S. Rodeo Drive, Beverly Hills, California 90212.

                                                                               PERCENT
                                                        NUMBER OF SHARES     COMMON STOCK
                                                          BENEFICIALLY       BENEFICIALLY
                                                            OWNED(1)           OWNED(1)
                                                        ----------------     ------------
        Stephen P. Robeck.............................      1,583,750            28.3
        Donald A. Kurz................................      1,583,750            28.3
        Bruce Raben(2)................................        124,140             2.2
        Gary Trumbo(5)................................         52,856               *
        Kim Thomsen(5)................................         48,568               *
        Lawrence Elins(3).............................         45,050               *
        Merrill M. Kraines(4).........................         35,000               *
        Kenneth M. Fisher(5)..........................         36,000               *
        All Executive Officers and Directors as a
          Group (fourteen persons)(1).................      3,547,542            63.5

- ---------------

* Less than one percent.

(1) Includes, in accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), 3,189,550 shares of Common Stock outstanding as of June 5, 1996 and to the extent set forth in the next sentence only, includes shares issuable upon the exercise of options within 60 days of such date under the Company's Stock Option Plan and under the Company's Non-Employee Directors Stock Option Plan held by the persons included in the table. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding which are subject to options, warrants, rights or conversion privileges exercisable by that person within 60 days of June 5, 1996, have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2) Includes 82,140 shares issuable upon exercise of options under the Company's Stock Option Plan, 30,000 shares issuable upon the exercise of options under the Company's Non-Employee Directors Stock Option Plan and 12,000 shares of the Company's common stock which are beneficially owned. The business address of Mr. Raben is CIBC Wood Gundy 1999 Avenue of the Stars, Suite 1910, Los Angeles, California 90067.

(3) Includes 35,000 shares issuable upon exercise of options under the Company's Non-Employee Directors Stock Option Plan and 10,050 shares of the Company's common stock which are beneficially owned. The business address of Mr. Elins is Elins Enterprises, 15260 Ventura Blvd., Suite 1020, Sherman Oaks, California 91403.

(4) Represents 35,000 shares issuable upon exercise of options under the Company's Non-Employee Directors Stock Option Plan. The business address of Mr. Kraines is Fulbright & Jaworski L.L.P., 666 Fifth Ave., New York, New York 10103.

(5) Includes shares issuable upon exercise within 60 days of June 5, 1996 of options under the Company's Employee Stock Option Plan.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                          OF THE NOMINEES LISTED BELOW

     The following table and the footnotes thereto set forth the names and ages of the Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them and the period during which the Directors have served in that capacity with the Company. The number of shares of Common Stock of the Company beneficially owned by each of them as of June 5, 1996 is given in the table appearing under the caption "Security Ownership of Certain Beneficial Owners and Management." The nominees named below have consented to being named herein and to serve if elected.

             NAME                 AGE                  POSITION
- ------------------------------    ----    -----------------------------------
Stephen P. Robeck                  47     Chairman, Co-Chief Executive
                                          Officer and Director
Donald A. Kurz                     40     Director President, Co-Chief
                                          Executive Officer and Director
Lawrence Elins                     48     Director
Merrill M. Kraines                 40     Director and Secretary
Bruce Raben                        42     Director

     Directors hold office until their term of office expires and their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors.

  BACKGROUNDS OF DIRECTORS

     Stephen P. Robeck has been a senior executive of the Company and its predecessor business since 1985. He became a director of the Company in 1989 and was elected Chairman and Co-Chief Executive Officer in September 1991. Between 1987 and September 1991, Mr. Robeck served as Chief Operating Officer of the Company. Mr. Robeck received a BA in Philosophy from Lake Forest College.

     Donald A. Kurz joined the Company as Executive Vice President and was elected a director in September 1990, and was elected President and Co-Chief Executive Officer in September 1991. Prior to joining the Company, Mr. Kurz was a management consultant for seven years with the general management consulting division of Towers Perrin, where he was a Vice President (Senior Partner) and, most recently, Manager of the New York office. Mr. Kurz received his BA from The Johns Hopkins University and his MBA from the Columbia University Graduate School of Business.

     Lawrence Elins became a director of the Company in April 1994. Until 1988 he was employed by Applause, Inc. where he served as President. Since 1988 Mr. Elins has been President of Elins Enterprises, a Financial and Real Estate Investment Company. Mr. Elins received his BA from California State University Northridge.

     Merrill M. Kraines was elected secretary of the Company in April 1993 and a director of the Company in March 1994. Mr. Kraines has been a partner of Fulbright & Jaworski L.L.P., counsel to the Company, or its predecessor firm Reavis & McGrath, since January 1987, having originally joined such firm in 1979. Mr. Kraines received his BA from Dartmouth College and his J.D. from the Columbia University School of Law.

     Bruce Raben became a director of the Company in January 1993. From 1990 through 1995, Mr. Raben was an Executive Vice President of Jeffries & Company, Inc., an investment banking firm. In 1996 Mr. Raben joined CIBC Wood Gundy, an investment banking firm, as a Managing Director. Mr. Raben is also a director of Terex Corp. and Optical Security, Inc. Mr. Raben received a BA from Vassar College and an MBA from the Columbia University Graduate School of Business.

     During 1995, the Board of Directors met nine times and acted six times by unanimous written consent. Each director participated in more than seventy-five percent of the Board of Directors actions and written consents and attended more than 75 percent of the meetings of Board committees on which he served.

COMMITTEES OF THE BOARD

     Audit Committee -- The Board has a standing Audit Committee that reviews the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's independent auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management (if any) and management's response thereto. The Audit Committee met twice in 1995. At the date of this Proxy Statement the Audit Committee was comprised of Messrs. Elins, Kraines and Raben.

     Compensation Committee -- The Board has a Compensation Committee whose members at the date of this Proxy Statement were Messrs. Elins, Kraines and Raben. The Compensation Committee is authorized to review and recommend to the Board the salaries, bonuses and perquisites for the Company's executive officers and to administer the Company's Stock Option Plan. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans. During 1995, the Compensation Committee met twice and acted once by unanimous written consent.

DIRECTOR COMPENSATION

     Standard Compensation -- Directors who are not employees of the Company or its subsidiaries ("Non-employee directors") receive $20,000 per year. Directors who are employees of the Company or its subsidiaries serve as directors without compensation.

     Stock Options -- Non-employee directors receive additional compensation in the form of stock options granted automatically under the Non-Employee Directors Stock Option Plan. Upon their initial election to the Board of Directors, Non-employee directors automatically receive options to purchase 25,000 shares of Common Stock and are automatically granted an option to purchase 10,000 shares of Common Stock on each anniversary of the initial election at the fair market value of the Company's Common Stock on such date, provided the non-employee director is still a member of the Board on such date. See the proposed amendment to the Non-Employee Directors Stock Option Plan discussed on page 13 of this Proxy Statement under the heading Proposal No 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Donald A. Kurz, President and Co-Chief Executive Officer and a director of the Company, is indebted to the Company pursuant to promissory notes dated September 27, 1991 in an aggregate original principal amount of $106,667 bearing interest at an annual rate of 8.41%. These notes were issued in connection with the acquisition of the Company's Common Stock by Mr. Kurz. The notes are subject to Loan Forgiveness Agreements dated September 27, 1991 pursuant to which the notes are being forgiven at 10% per year, provided that Mr. Kurz remains employed with the Company. The highest amount of principal and interest outstanding under these notes during 1995 was $105,167. At December 31, 1995 the outstanding balance on the notes was $64,000.

     Kenneth M. Fisher, Senior Vice President, Chief Financial Officer and Treasurer is indebted to the Company pursuant to a promissory note dated April 21, 1995 in an original principal amount of $125,000. This note was issued in connection with Mr. Fisher's purchase of his primary residence following the Company's relocation to Los Angeles, California. The note is secured by Mr. Fisher's primary residence with interest accruing at the prime rate plus one percent (9.5% at December 31, 1995). Principal and interest are payable in twelve equal quarterly installments beginning July, 1997. The highest amount of principle and interest outstanding during 1995 on this note was $133,425. At December 31, 1995, the outstanding balance on the note was $125,000.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth the cash compensation (including cash bonuses) paid or accrued by the Company for its fiscal years ended December 31, 1994 and 1995 to its Co-Chief Executive Officers and its four most highly compensated officers other than the Chief Executive Officers at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS       ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)     OPTIONS      COMPENSATION
- -------------------------------------------  ----   ---------   --------   ------------   ------------
Stephen P. Robeck                            1995   $ 275,000   $200,000           --       $ 81,959(1)
Chairman, Co-Chief Executive Officer         1994   $ 250,000   $ 50,000           --       $ 56,153(1)
Donald A. Kurz                               1995   $ 275,000   $200,000           --       $ 91,977(2)
President, Co-Chief Executive                1994   $ 250,000   $ 50,000           --       $ 83,674(2)
Officer
Kenneth M. Fisher                            1995   $ 150,000   $ 57,000           --       $ 24,658(3)
Senior Vice President Finance and            1994   $ 120,000   $ 47,000      100,000       $ 33,000(3)
Administration, Chief Financial Officer &
Treasurer
Kim Thomsen                                  1995   $ 150,000   $ 75,000       20,000       $ 23,667(4)
Senior Vice President, Creative              1994   $ 120,000   $ 40,000           --       $ 10,000(4)
Director
Gary Trumbo                                  1995   $ 150,000         --           --       $113,231(5)
Senior Vice President Equity Toys            1994   $ 150,000   $ 10,000       17,860       $ 67,719(5)
Alvaro (David) Valdez                        1995   $ 110,000   $ 30,000       50,000       $  2,351(6)
Vice President, Operations                   1994          --         --           --             --(6)

- ---------------

(1) Consists of payments relating to an automobile allowance, premiums on term life insurance, matching payments pursuant to the Company's 401(K) Plan, deferred compensation of $34,363 in 1995 and payments in connection with the Company's relocation to Los Angeles, California of $37,333 in 1994 and $20,833 in 1995.

(2) Consists of payments relating to an automobile allowance, premiums on term life insurance, matching payments pursuant to the Company's 401(K) Plan, loan forgiveness of $10,667 in 1994 and 1995, deferred compensation of $34,363 in 1995 and payments in connection with the Company's relocation to Los Angeles, California of $53,833 in 1994 and $20,833 in 1995.

(3) Consists of payments in connection with an automobile allowance, matching payments pursuant to the Company's 401(K) Plan and payments in connection with the Company's relocation to Los Angeles, California of $28,000 in 1994 and $12,500 in 1995.

(4) Consists of payments in connection with an automobile allowance and payments in connection with the Company's relocation to Los Angeles, California of $10,000 in 1994 and $11,667 in 1995.

(5) Consists of payments in connection with an automobile allowance and commissions of $56,719 in 1994 and $102,011 in 1995.

(6) Consists of payments in connection with an automobile allowance.

EMPLOYMENT AGREEMENTS

     Messrs. Robeck and Kurz are parties to three year employment agreements with the Company, expiring on February 2, 1997. Messrs. Robeck and Kurz were entitled to receive annual base salaries of $250,000 in 1994 and $275,000 in 1995 and are entitled to receive an increase of at least 10% in 1996 and have agreed not to compete with the company during the term of the employment agreements and for one year thereafter. Additionally, during such employment, Messrs. Robeck and Kurz are entitled to receive a discretionary bonus based on the recommendations of the Compensation Committee.

     Kenneth Fisher has an employment agreement with the Company, expiring on February 15, 1997. Mr. Fisher is entitled to receive an annual base salary of $120,000 in 1994 and $150,000 in 1995 and 1996. Additionally, during such employment Mr. Fisher is entitled to receive a discretionary bonus based on the recommendation of the Compensation Committee.

     Gary Trumbo is party to a two year employment agreement with the Company, expiring on December 31, 1997. Mr. Trumbo is entitled to receive an annual base salary plus incentives of a minimum of $200,000.

     Alvaro Valdez is party to a two year employment agreement with the Company which expires August 1, 1997. Under the agreement, Mr. Valdez is entitled to a base salary of $125,000 per year and a discretionary bonus based on the recommendation of the Compensation Committee.

STOCK OPTIONS

     The following table sets forth information with respect to grants of options ("Options") to purchase Common Stock under the Company's Stock Option Plan to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1995.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1995

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                       NUMBER OF        % OF TOTAL                                     ANNUAL RATE OF STOCK
                       SECURITIES        OPTIONS                                         APPRECIATION FOR
                       UNDERLYING       GRANTED TO       EXERCISE                         OPTION TERM(2)
                        OPTIONS         EMPLOYEES          PRICE       EXPIRATION     -----------------------
        NAME           GRANTED(#)     IN FISCAL YEAR     ($/SH)(1)        DATE           5%           10%
- ---------------------  ----------     --------------     ---------     ----------     --------     ----------
Kim Thomsen..........    20,000             17%           $ 12.25         2005        $162,000     $  403,000
David Valdez.........    50,000             43%           $  7.00         2005        $668,000     $1,271,000

- ---------------

(1) All options were granted at market value on the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent upon other factors, including the future performance of the Common Stock and overall stock market conditions.

AGGREGATED OPTION EXERCISES DURING FISCAL 1995 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth with respect to the named Executive Officers in the summary compensation table information with respect to options exercised, unexercised options and year-end option values in each case with respect to options to purchase shares of the Company's Common Stock.

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT         IN THE MONEY OPTIONS
                                  SHARES       VALUE         DECEMBER 31, 1995(#)          AT DECEMBER 31, 1995*
                                ACQUIRED ON   REALIZED   ----------------------------   ---------------------------
             NAME               EXERCISE(#)     ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  -----------   --------   ------------   -------------   -----------   -------------
Donald A. Kurz................       --           --            --              --              --             --
Stephen P. Robeck.............       --           --            --              --              --             --
Kenneth M. Fisher.............       --           --        20,000          80,000       $ 138,000      $ 552,000
Kim Thomsen...................       --           --        73,926          69,284       $ 900,419      $ 600,279
Gary Trumbo...................       --           --        36,428          63,572       $ 244,000      $ 442,000
David Valdez..................       --           --            --          50,000              --      $ 275,000

- ---------------

* Represents the difference between the last sale price of the Common Stock on December 31, 1995 and the exercise price of the option multiplied by the applicable number of options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Lawrence Elins, Merrill M. Kraines and Bruce Raben. Mr. Kraines also serves as Secretary of the Company. No other member of the Board of Directors or the Compensation Committee has any interlocking relationship with any other corporation that requires disclosure under this heading.

OTHER MATTERS

     During the fiscal year ended December 31, 1995 and during the current fiscal year the law firm of Fulbright & Jaworski L.L.P., in which Mr. Kraines is a partner, has performed legal services for the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors held meetings in February and December of 1995 and acted once by unanimous written consent in August 1995. It is the Committee's responsibility to determine and administer the Company's executive compensation programs and make appropriate recommendations concerning matters of executive compensation. Set forth below are the principal factors underlying the Committee's philosophy used in setting compensation for fiscal 1995.

     Compensation Philosophy -- At the direction of the Board of Directors, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are competitive and consistent in order to attract and retain key executives critical to the Company's long-term success. The Committee believes that the Company's overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock options and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to the enhancement of profitability and stockholder value.

     The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Co-Chief Executive Officers and other executive officers. In implementing the Company's executive compensation objectives, the Committee has designed an executive compensation program consisting of base salary, annual incentive compensation, stock options and other employment benefits.

     The Committee seeks to maintain levels of compensation that are competitive with similar companies in the Company's industry. For comparison purposes, in the summer and fall of 1995, the Committee, together with the Company's Co-CEO's and with the assistance and advice of an independent executive compensation consultant, conducted a detailed analysis of employee compensation. The analysis compared the levels and composition of compensation for the Company's executive officers to other companies in the Company's industry.

     Base Salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is to maintain salaries for the aggregate group of executive officers at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives, and the industry's annual competitive pay practices. Based on proxy data, the compensation analysis and the advice of the independent compensation consultant, the Committee has determined that base salaries for 1995 for the Company's executive officers were generally within the competitive industry average.

     Annual Incentive Compensation. The Company's executive officers are eligible for annual incentive compensation consisting primarily of cash bonuses based on the attainment of corporate earnings goals, as well as divisional and individual performance objectives. While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance also affects pay. The Committee considers such corporate performance measures as net income, earnings per common and common equivalent share, return on average common stockholders' equity, sales growth and expense management in making compensation decisions. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. The amount of each annual incentive award is determined by the Committee.

     Stock Options. The Committee strongly believes that the pay program should provide employees with an opportunity to increase their equity ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Committee's compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

     The Company granted options to purchase a total of 100,000 shares of the Company's Common Stock to its executive officers in 1995 including 27,132 which are subject to stockholder approval (see Proposal No. 3 for a discussion of the proposed amendment to the Company's Employee Stock Option Plan). In approving grants and awards under the Plan, the quantitative and qualitative factors and industry comparisons outlined above are considered. The number of options previously awarded to and held by executive officers was an important factor in determining the size of current option grants.

     Other Employment Benefits. The Company provides health and welfare benefits to executives and employee's similar to those provided by similar companies in the Company's industry. The Company also provides a 401(K) plan in which all employees are eligible and maintains a supplemental deferred compensation plan for certain executive officers and a restricted stock plan for certain employees who are not executive officers.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. The Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     Co-Chief Executive Officer Compensation. The Committee is responsible for evaluating and establishing the compensation paid to Donald A. Kurz and Stephen
P. Robeck, the Company's Co-Chief Executive Officers. The 1995 base salaries for Mr. Kurz and Mr. Robeck were based upon the individual employment agreements between each of Mr. Kurz and Mr. Robeck and the Company which were executed at the time of the Company's initial public offering on February 2, 1994. In evaluating the incentive compensation to be paid to the two Co-Chief Executive Officers, the Committee applied the principles and procedures for evaluating performance against corporate and individual objectives outlined above. The Committee determined that the Company had exceeded the earnings goals originally established by the Board of Directors for 1995. Based on these results and the Committee's conclusion that both Mr. Kurz and Mr. Robeck had exerted substantial continuing efforts on behalf of the Company in achieving significant revenue growth and further diversification of the Company's lines of business, the Committee awarded Mr. Kurz and Mr. Robeck each a bonus of $200,000 for the year ended December 31, 1995 and gave Mr. Kurz and Mr. Robeck each a deferred compensation contribution of $34,363. No stock options were granted to Mr. Kurz or Mr. Robeck in 1994 or 1995.

     In December 1995, the Committee approved bonuses and granted options to certain of its executive officers and certain employees. In each case, the Committee's decision was based upon the principles and procedures outlined above.

                                          COMPENSATION COMMITTEE
                                          Lawrence Elins
                                          Merrill M. Kraines
                                          Bruce Raben

     The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S & P 500 Index, and the Russell 1000 Consumer Discretionary Economic Sector ("Russell 1000") index for the period commencing February 2, 1994 (the effective date of the registration statement for the initial public offering of the Company's Common Stock) and ended December 31, 1995. The data represented below assumes $100 invested in each of the Company's Common Stock on February 2, 1994 and the S & P 500 index and the Russell 1000 index on January 1, 1994. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

        Measurement Period
      (Fiscal Year Covered)             The Company          S & P 500         Russell 1000
1/1/94                                             100                 100                 100
12/31/94                                         83.00               98.46               97.29
12/31/95                                        207.50              132.04              130.80

Comparison of cumulative return among the Company, the S & P 500 Index and the Russell 1000 Index.

              MEASUREMENT PERIOD            THE COMPANY       S & P 500       RUSSELL 1000
    --------------------------------------------------------------------------------------
      January 1, 1994 - December 31, 1994     $  83.00*        $  98.46         $  97.29
    --------------------------------------------------------------------------------------
      January 1, 1995 - December 31, 1995     $ 207.50         $ 132.04         $ 130.80
    --------------------------------------------------------------------------------------

     * The 1994 data for the Company begins February 2, 1994, the date of the Company's initial public offering.

                  COMPLIANCE WITH SECTION 16(B) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission") and the NASDAQ Stock Market. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during the fiscal year ended December 31, 1995. All of these filing requirements were satisfied by its directors, officers and ten percent holders. In making these statements, the Company has relied on the written representations of its directors, officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon recommendation by the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditor for the year ending December 31, 1996. Representatives of that firm will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

     Stockholders are being asked to ratify the appointment of Arthur Andersen LLP as the Company's independent auditor for the year ending December 31, 1996.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.

                                 PROPOSAL NO. 3

           AMENDMENT TO THE EQUITY MARKETING, INC. STOCK OPTION PLAN

     On December 7, 1995, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Equity Marketing, Inc. Stock Option Plan (the "Employee Plan") which would increase the aggregate number of shares of Common Stock which may be issued thereunder from 740,000 to 1,040,000 shares, all of which would be available for the grant of either incentive stock options ("ISO's"), as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code"), or options which do not qualify as incentive stock options ("non-ISO's"). The primary features of the Employee Plan are summarized below. The full text of the Employee Plan and the proposed amendment thereto are set forth in Appendix A to this Proxy Statement and the following discussion is qualified by reference thereto.

     The Board of Directors believes that approval of the amendment will serve the best interests of the Company and its stockholders by permitting the Company to continue to utilize stock options as a means to attract and retain key employees and consultants who are in a position to contribute materially to the successful conduct of the business and affairs of the Company and, in addition, to stimulate in such individuals an increased desire to render greater service to the Company and its subsidiaries. In addition, the availability of shares for grant under the Employee Plan is important in that it provides the Company an alternate or additional means of compensating key employees and consultants.

     The Employee Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors, which has the authority to select optionees, designate the number of shares to be covered by each option and, subject to certain restrictions, specify other terms of the options. The Committee presently consists of Messrs. Elins, Kraines and Raben, all of whom are directors of the Company. Options may be granted by the Committee from time to time through December 31, 2001, the termination date of the Employee Plan, to present and future officers and employees of the Company or a subsidiary of the Company (a "Subsidiary"), within the meaning of Section 424(f) of the Code, and to consultants of the Company or a Subsidiary who are not employees. All Employees are eligible to participate in the Employee Plan. As of June 5, 1996, 11 employees were participating in the Employee Plan.

     The Employee Plan, as currently in effect, permits the granting of options to purchase up to an aggregate of 740,000 shares of Common Stock of the Company. Under the Employee Plan, the Company may grant ISO's and non-ISO's. Under the Employee Plan, the exercise price of shares covered by an incentive stock option may not be less than 100% of the fair market value (as defined in the Employee
Plan) of the Common Stock on the date of grant (110% in the case of a grant to an employee who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary entitled to vote (a "10% Stockholder")). The exercise price of shares covered by a non-ISO may not be less than the par value of the Common Stock at the date of grant. The Compensation Committee has the discretion to determine the period required for full exercisability of stock options. The Employee Plan also provides that the options will become immediately exercisable upon an Exchange Transaction. For purposes thereof, an Exchange Transaction is deemed to occur if there occurs a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of

Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

     Options granted under the Employee Plan have a term of ten years (five years in the case of an incentive stock option granted to a more than 10% stockholder). The Employee Plan terminates on December 31, 2001. Any option outstanding after December 31, 2001, will remain in effect until it is exercised, terminates or expires in accordance with its terms. The Employee Plan also provides that, if an optionee ceases to be employed by or to perform services for the Company for any reason other than death or disability, then each outstanding option granted to him or her under the Plan will terminate on the date of such termination of employment or service, or, if the optionee's employment is terminated by the Company without cause, three months after such date. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or of the optionee's employment or service is terminated by reason of his or her disability and the optionee dies one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement.

     As of June 5, 1996, options to purchase an aggregate of 767,132 shares were granted under the Employee Plan including 27,132 which were subject to stockholder approval to current executive officers of the Company. As of June 5, 1996, no shares remained available for future option grants under the Employee Plan. As of June 5, 1996, all current executive officers as a group were granted options to purchase 433,210 shares of Common Stock pursuant to the Employee Plan. All employees who are not executive officers, as a group, were granted options to purchase 75,000 shares of Common Stock pursuant to the Employee Plan. As of June 5, 1996, options to purchase 176,782 shares of Common Stock had been exercised. Bruce Raben, a current director of the Company, holds options to purchase 82,140 shares of Common Stock pursuant to the Employee Plan that were granted to him in 1992. Mr. Raben is not eligible for any future option grants under the Employee Plan.

     See "Certain Federal Income Tax Considerations" for a brief description of the income tax consequences associated with options granted under the Employee Plan.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes to approve this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.

                                 PROPOSAL NO. 4

              AMENDMENT TO THE EQUITY MARKETING, INC. NON-EMPLOYEE
                           DIRECTOR STOCK OPTION PLAN

     On December 7, 1995, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan (the "Director Plan") which would increase the aggregate number of shares of Common Stock which may be issued thereunder from 150,000 to 190,000 shares, all of which would be available for the grant of stock options to non-employee members of the Company's Board of Directors (the "Board"). The Board of Directors believes that the continued growth and success of the Company will depend, in part, upon the ability of the Company to attract and retain to its Board of Directors knowledgeable persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business and to provide incentive for such directors to work for the best interests of the Company and its stockholders through ownership of its Common Stock. In assessing the recommendation of the Board to adopt this proposal, stockholders should consider that the non-employee directors will derive a future benefit from the proposed increase in the aggregate number of shares that may be issued pursuant to the Director Plan and thus, they may be viewed to have a conflict of interest.

     The primary features of the Director Plan are summarized below. The full text of the Director Plan and the proposed amendment thereto are set forth in Appendix B to this Proxy Statement and the following discussion is qualified by reference thereto.

     The Director Plan constitutes a "formula plan" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934. The Director Plan, as currently in effect, permits the granting of options to purchase up to an aggregate of 150,000 shares of Common Stock of the Company. The number of shares which may be issued under the Director Plan is subject to adjustment to reflect any increase or decrease in the number of shares of Common Stock resulting from a stock split, stock dividend or other similar transaction. The Director Plan provides for an automatic grant of an option to purchase 25,000 shares of common stock upon the initial election of a non-employee to the Board. Additional grants of options to purchase 10,000 shares of Common Stock are automatically granted on each non-employee director's anniversary of his or her initial appointment to the Board provided the non-employee director is still a member of the Board on such date. All options are granted at the fair market value of the Company's Common Stock on the date of each grant. The Director Plan is administered by the Board, which, subject to the provisions of the Director Plan and applicable laws, has the authority to interpret the provisions of the Director Plan and option agreements made under the Director Plan, and to supervise the administration of the Director Plan.

     Options granted under the Director Plan become fully exercisable six months after the date the options are granted. The Director Plan also provides that the options will become immediately exercisable upon a "Change in Control of the Company". A "Change on Control of the Company" shall be deemed to occur if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Options granted under the Director Plan have a term of ten years from the date the option is granted. The Director Plan terminates on August 23, 2003. Any option outstanding after August 23, 2003, will remain in effect until it is exercised, terminates or expires in accordance with its terms.

     As of June 5, 1996, options to purchase an aggregate of 120,000 shares were granted under the Director Plan to the Company's current non-employee directors and there were 30,000 shares available for issuance under the Director Plan.

     See "Certain Federal Income Tax Considerations" for a brief description of the income tax consequences associated with options granted under the Director Plan.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes to approve this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.

                            PLAN AMENDMENT BENEFITS

     The following table sets forth information regarding the benefits which will be received pursuant to the proposed amendment to the Equity Marketing, Inc. Stock Option Plan (Proposal No. 3) and the proposed amendment to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan (Proposal No. 4) by: (i) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; (iv) all employees, including all current officers who are not executive officers as a group.

                                               EMPLOYEE PLAN                         DIRECTOR PLAN
                                     ---------------------------------     ---------------------------------
                                        DOLLAR                                DOLLAR
    NAME AND PRINCIPAL POSITION        VALUE(1)       NUMBER OF SHARES       VALUE(1)       NUMBER OF SHARES
- -----------------------------------  ------------     ----------------     ------------     ----------------
Stephen P. Robeck..................      $  0                   0              $  0                   0
Chairman, Co-Chief Executive
  Officer
Donald A. Kurz.....................      $  0                   0              $  0                   0
President, Co-Chief Executive
  Officer
Kenneth M. Fisher..................      $  0                   0              $  0                   0
Senior Vice President Finance and
  Administration, Chief Financial
  Officer and Treasurer
Gary Trumbo........................      $  0                   0              $  0                   0
Senior Vice President Equity Toy
Kim Thomsen........................      $  0                   0              $  0                   0
Senior Vice President, Creative
  Director
Alvaro (David) Valdez..............      $  0                   0              $  0                   0
Vice President, Operations
All current executive officers as a
  group............................      $  0(1)           27,132              $  0                   0
All current directors who are not
  executive officers as a group....      $  0                   0              $  0              30,000(2)
All employees, including current
  officers who are not executive
  officers, as a group.............      $  0                   0              $  0                   0

- ---------------

(1) Options granted under the Employee Plan and the Director Plan are granted at the market price of a share of Common Stock on the applicable grant date. Therefore, the spread between the exercise price and the market value on the date options are granted is zero. The market value of the underlying shares related to the options granted under the Employee Plan, which are currently subject to stockholder approval, as of the applicable grant date was $332,367.

(2) Represents the number of shares to be granted each year to current non-employee directors pursuant to the terms of the Director Plan. All option grants pursuant to the Director Plan are at the market value of a share of Common Stock on the applicable grant date.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is a summary of the salient federal income tax consequences associated with options granted under the Equity Marketing, Inc. Stock Option Plan and the Equity Marketing, Inc. Non-Employee Director Stock Option Plan (each a "Plan and collectively the "Plans").

STOCK OPTIONS -- TAX CONSEQUENCES

     An optionee will not realize taxable income upon the grant of an option. In general, the holder of a nonqualified stock option (i.e., an option which is not an incentive stock option under Section 422 of the Code) will recognize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. (If the optionee is subject to the six-month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, the optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time ordinary income is realized.

     The holder of an incentive stock option will not realize taxable income upon the exercise of the option, although the option spread is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

     In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. If the option being exercised is a nonqualified option, the optionee will realize ordinary income equal to the amount by which the fair market value of Common Stock received exceeds the exercise price (as if the exercise price were paid in cash). Also, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an incentive stock option and the requisite holding periods are not satisfied (see the preceding paragraph), then the optionee will realize ordinary income as in the case of any other "early" disposition of shares acquired pursuant to the exercise of an incentive stock option.

COMPANY DEDUCTION LIMITATIONS

     Changes made to the Code in 1993 impose certain limitations on the deductibility of executive compensation paid by public companies. In general, under the limitations, the Company may not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions). Non-deductibility would result in additional tax cost to the Company. It is contemplated that the individual grant limitations on options and restricted stock awards which may be made to any employee in any calendar year under the Employee Plan will enable the Committee to grant options which would qualify for the "performance-based compensation" exclusion under the new deduction limitation provisions. Nevertheless, although the Company encourages the Compensation Committee to consider the net cost to the Company in making all compensation decisions (including, for this purposes, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award would qualify for the deduction limitation exclusion.

                                   FORM 10-K

     UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO THE COMPANY, ATTENTION: SECRETARY, EQUITY MARKETING, INC., 131 SOUTH RODEO DRIVE, BEVERLY HILLS, CALIFORNIA 90212, THE COMPANY WILL PROVIDE WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                           PROPOSALS OF STOCKHOLDERS

     Under certain circumstances, stockholders are entitled to present proposals for consideration at stockholders meetings. Any such proposal to be included in the proxy statement for the Company's 1997 Annual Meeting of Stockholders must be submitted to the Secretary of the Company prior to December 27, 1996. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Company knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote the same in accordance with their best judgment and their discretion, and authority to do so is included in the proxy.

                                          By Order of the Board of Directors

                                          /s/ Merrill M. Kraines
                                          ----------------------------------
                                          MERRILL M. KRAINES
                                          Secretary

                                                                      APPENDIX A

     Below is a text of the Equity Marketing, Inc. Stock Option Plan as proposed to be amended pursuant to Proposal No. 3. Proposed new language is set forth in bold print. Language to be deleted is set forth in brackets.

                             EQUITY MARKETING, INC.

                               STOCK OPTION PLAN

     1. Purpose. The purpose of the Equity Marketing, Inc. Stock Option Plan (the "Plan") is to enable Equity Marketing, Inc. (the "Company") and its stockholders to secure the benefits of common stock ownership by key personnel of the Company and its subsidiaries. The Board of Directors of the Company (the "Board") believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company.

     2. Stock Subject to the Plan. The Company may issue and sell a total of 1,040,000 [740,000] shares of its common stock (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

     3. Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. If the Company is covered by Section 16 of the Securities Exchange Act of 1934, then, unless the Board determines otherwise, the members of the Committee will be "disinterested directors" within the meaning and for the purposes of Rule 16(b)-3 under said Act. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

     4. Eligibility. Options may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), and to consultants to the Company or a Subsidiary who are not employees. Options may also be granted to directors of the Company who are not employees of or consultants to the Company and/or a Subsidiary. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, the exercise price, restrictions on exercisability of the option and/or on the disposition of the shares of Common Stock issued upon exercise thereof, and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an "Incentive Stock Option").

     5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Each such option will be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate.

        (a) Option Exercise Price. In the case of an option which is not treated as an Incentive Stock Option, the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent shareholder")). For purposes hereof, the fair market value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

        (b) Option Period. The period during which an option may be exercised will be fixed by the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder").

        (c) Exercise of Options. No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or a Subsidiary for at least one year (or for such other period as the Committee may designate) from the date the option is granted. The Committee will determine and will set forth in the option agreement any vesting or other restrictions on the exercisability of the option, subject to any earlier termination of the option required hereunder. All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Committee, no partial exercise of an option may be for less than 25% of the number of shares originally covered by the option. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment of the exercise price in cash or by personal check or by such other means or in such other manner of payment as the Committee may permit, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).

        (d) Payment of Exercise Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock.

        (e) Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

        (f) Nontransferability of Options. No option shall be assignable or transferable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

        (g) Termination of Employment or Other Service. Unless extended by the Committee, if an optionee ceases to be employed by or to perform services for the Company and any Subsidiary for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan will terminate on the date of such termination of employment or service, or, if the optionee's employment is terminated by the Company without cause (defined below), three months after such date. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For purposes hereof, the term "disability" means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or a Subsidiary by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration; and the term "cause" means (1) failure or refusal by optionee to perform the duties of his or her employment with the Company, (2) commission by the optionee of a crime involving moral turpitude, or (3) the optionee's dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company, all as determined by the Board in its sole discretion.

        (h) Transfer Restrictions; Repurchase Option. Notwithstanding anything to the contrary contained herein, Common Stock acquired pursuant to the exercise of an option shall not be transferable without the consent of the Board (acting in its sole and absolute discretion) until the earliest of (a) the date on which the Company completes its first offering of stock pursuant to a registration statement under the Securities Act of 1933, as amended, with a minimum net proceeds to the Company and/or its controlling stockholders of $10 million; (b) the date on which occurs an Exchange Transaction (as defined in paragraph 6(c)) in respect of which the stockholders of the Company receive stock in another company which is traded on a national securities exchange or in the over the counter market; or (c) the date immediately following the date on which the Company's repurchase option (described in the next sentence) expires. Until the first anniversary of the date of the termination of an optionee's employment with the Company and its Subsidiaries (or, if later, the first anniversary of the date his or her option is exercised), the Company (or its designee) shall have the right, exercisable in its sole discretion, to purchase from the optionee (or the successor of a deceased optionee, as the case may be) all of the shares of Common Stock acquired by the optionee (or by the optionee's successor), to the extent such shares are otherwise nontransferable in accordance with the preceding sentence, for a purchase price equal to the fair market value of such shares as determined by the Company. At the election of the Company, all or part of such purchase price may be payable in substantially equal annual or more frequent installments over a period not to exceed five years, together with interest at least equal to the Citibank, N.A. prime rate in effect on the date the Company's repurchase option is exercised.

        (i) Other Provisions. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     6. Capital Changes, Reorganization, Sale.

        (a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by each outstanding option and the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

        (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this subparagraph, in the event of an Exchange Transaction (as defined below), all optionees will be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options which are not exercised before the Exchange Transaction will thereupon terminate. Notwithstanding the preceding sentence, if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock, and if the Board, in its sole discretion, so directs, then all outstanding options will be converted into options to purchase shares of Exchange Stock. The amount and price of converted options will be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in the Exchange Transaction and, unless the Board determines otherwise, the vesting conditions with respect to the converted options will be substantially the same as the vesting conditions set forth in the original option agreement.

        (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

        (d) Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

        (e) Determination of Board to be Final. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     7. Amendment and Termination of the Plan. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the Company's stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

     8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

     9. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of New York.

     10. Decisions and Determinations of Committee to be Final. Except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

     11. Term of the Plan. The Plan shall be effective as of January 1, 1992, the date on which it was adopted by the Board and approved by the stockholders of the Company. The Plan will terminate on December 31, 2001, the date ten years after the date of adoption, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

                                                                      APPENDIX B

     Below is a text of the Equity Marketing, Inc. Non-Employee Director Stock Option Plan as proposed to be amended pursuant to Proposal No. 4. Proposed new language is set forth in bold print. Language to be deleted is set forth in brackets.

                             EQUITY MARKETING, INC.

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     1. Purpose. The purpose of this Non-Employee Director Stock Option Plan (the "Plan") is to enable Equity Marketing, Inc. (the "Company") to provide compensatory stock options to members of its Board of Directors (the "Board") who are not also employees of the Company and who are first elected or appointed as directors after the date this Plan becomes effective ("Non-Employee Directors"). It is intended that the Plan will constitute a "formula plan" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934. The provisions of the Plan and of any option agreement made pursuant to the Plan will be interpreted and applied accordingly.

     2. Stock Subject to the Plan. The Company may issue and sell a total of 190,000 [150,000] shares (subject to equitable adjustment for stock dividends and certain capital changes) of its common stock, $.001 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

     3. Administration. The Plan shall be administered by the Board. Subject to the provisions of the Plan and applicable law, the Board, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. The decisions of the Board as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.

     4. Automatic Option Grants. Except as otherwise provided herein, an option to purchase 25,000 shares of Common Stock will automatically be granted to each Non-Employee Director on the date following the effective date of the Plan on which he or she is initially appointed or elected as a director (by the Board or the shareholders, as the case may be), and an option to purchase an additional 10,000 shares of Common Stock will automatically be granted to each Non-Employee Director on each anniversary of his or her initial grant date provided he or she is still serving as a director on such anniversary.

     5. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by a written agreement containing the following terms and conditions:

        a. Option Price. The purchase price per share shall be equal to the fair market value of a share of Common Stock on the date the option is granted which, for so long as the Company's Common Stock is listed on the NASDAQ National Market System, shall be the closing price per share as listed on the NASDAQ National Market System on such date.

        b. Option Period. Unless sooner terminated in accordance with the provisions hereof, the period during which an option may be exercised shall be 10 years from the date the option is granted.

        c. Exercise of Options. No option shall be exercisable unless the Non-Employee Director to whom the option was granted remains in the continuous service as a director of the Company for at least six months from the date the option is granted. All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Board, no partial exercise of an option shall be made for less than 100 shares. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment in full of the purchase price, together with the amount, if any, deemed necessary to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Board are made with respect to the satisfaction of such withholding obligations). Notwithstanding anything in the Plan to the contrary, no option may be exercised unless and until a registration statement covering the shares of Common Stock issuable upon exercise of options granted hereunder has been filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

        d. Payment of Option Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash or check and/or previously-owned shares of Common Stock. If the shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be the fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the optionee.

        e. Rights as a Shareholder. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option shall have no rights as a shareholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

        f. Nontransferability of Options. No option shall be assignable or transferable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

        g. Termination of Service. If an optionee ceases to perform services as a director of the Company for any reason other than death or permanent disability, then each outstanding option granted to him or her under the Plan shall terminate on the date three months after the date of such termination of service or, if earlier, the date specified in the option agreement. If an optionee's service as a director of the Company is terminated by reason of the optionee's death or permanent disability, or if the optionee's service as a director of the Company is terminated by reason of his or her disability and the optionee dies within one year after such termination of service as a director, then each outstanding option granted to the optionee under the Plan shall terminate on the date one year after the date of such termination of service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For the purposes hereof, the term "permanent disability" means the continuous inability of an optionee to perform the duties of his or her service as a director for ninety (90) consecutive days, or if during any consecutive twelve (12) month period during his or her term of office, the inability or unwillingness of the optionees to perform his or her duties for a total period of ninety (90) days, either consecutively or not, by reason of ill health, physical or mental illness, or for other causes beyond the optionee's control.

        h. Other Provisions. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     6. Change in Control; Capital Changes.

        a. Change in Control. If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change of Control of the Company occurs shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        b. Capital Changes. In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board to the number of shares which may be issued under the Plan, as well as the maximum number of shares which may be issued to any Non-Employee Director pursuant to
Section 4 hereof, and to the number and option exercise price per share of Common Stock which may be purchased under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock with stock of another corporation but does not constitute Change in Control of the Company, the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding options, with all options not being exercised within the time period specified by the Board being terminated.

        c. Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

        d. Determination of Board to be Final. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     7. Amendment and Termination of the Plan. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the shareholders of the Company. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. Notwithstanding anything to the contrary contained herein or in any option agreement made hereunder, the provisions of paragraphs 4 and 5(a) of the Plan and any other provision of the Plan or of an option agreement relating to the timing of option grants, the amount of shares covered thereby and the exercise price thereunder may not be amended more than once every six months, and no amendment may be made to the Plan or an option agreement if, as a result of such amendment, the Plan would no longer qualify as a "formula plan" under Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

     8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to be retained or elected or re-elected as a member of the Board.

     9. Governing Law. The Plan and each option agreement shall be governed in all respects by the internal laws of the State of New York without giving effect to the provisions relating to conflicts of law.

     10. Term of the Plan. The Plan shall be effective as of the date on which stockholder approval of the Plan is obtained. The Plan will terminate on the date ten years after the date on which it is approved by the shareholders of the Company, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option.

                             EQUITY MARKETING, INC.
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 16, 1996

    Stephen P. Robeck, Donald A. Kurz and Merrill M. Kraines, and each of them, as the true and lawful attorneys, agents, and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Equity Marketing, Inc. held of record by the undersigned on June 5, 1996, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on July 16, 1996, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

    1.  ELECTION OF DIRECTORS. To elect all nominees.
    Nominees are: Stephen P. Robeck, Donald A. Kurz, Lawrence Elins,
                  Merrill Kraines, Bruce Raben.

               / / AUTHORITY GIVEN        / / AUTHORITY WITHHELD

        For all nominees listed above except:

- --------------------------------------------------------------------------------

    2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditor.

                 / / FOR        / / AGAINST        / / ABSTAIN

    3.  To approve the amendment to the Equity Marketing, Inc. Stock Option
Plan.

                 / / FOR        / / AGAINST        / / ABSTAIN

    4. To approve the amendment to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan.

                 / / FOR        / / AGAINST        / / ABSTAIN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 4.

PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

    Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

    The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. Unless otherwise specified this Proxy will be voted FOR Proposals 1 through 4.

                                                       IMPORTANT: Please sign
                                                       exactly as name appears
                                                       hereon. Each joint owner
                                                       shall sign. Executors,
                                                       administrators, trustees,
                                                       etc., should give their
                                                       full title.

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                                                             SIGNATURE(S)

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                                                                 DATE

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                                                             SIGNATURE(S)

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